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                                                                      EXHIBIT 99


From:              The Ackerley Group, Inc.
                   Tel:  (206) 624-2888

Analyst Contact:   Dan Evans, Jr., Vice President Public Affairs
                   Denis Curley, Co-President and Chief Financial Officer
                   Leon Berman, The MWW Group, 1-800-724-7602

Media Contact:     Rosanne Marks, MWW/Savitt, (206) 587-7734


                  THE ACKERLEY GROUP ANNOUNCES DEBT FINANCING

     SEATTLE, Wash., December, 3, 1998 -- The Ackerley Group (NYSE: AK), a leading media and entertainment company, announced today that it plans to sell up to $150.0 million aggregate principal amount of Senior Subordinated Notes due 2008. The sale of the notes will be made in a private offering to certain qualified institutional buyers and to non-U.S. persons outside the United States. Net proceeds to the Company from the offering will be used to repay bank debt.

     The Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities of The Ackerley Group, Inc.

     Certain statements in this report set forth management's intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.